Exhibit: 99.1

P.O. Box 718 · Evansville, IN 47705
NYSE Symbol: ONB

NEWS RELEASE

SUBJECT: Old National Bancorp Announces Sale of Insurance Subsidiary

DATE: July 5, 2005

For Further Information Call:	James M. Parsons — (812) 468-0348
ONB Insurance Group

Kathy Schoettlin — (812) 465-7269
Old National Bancorp

Old National Bancorp (NYSE: ONB) announced today that it sold one of its insurance subsidiaries, the J.W. Terrill Insurance Agency (Terrill), back to the Terrill management team on July 1, 2005.

An Old National affiliate since 2002, Terrill is an insurance, benefits and risk management firm located in St. Louis, Missouri. Old National identified, in its 2004 10-K, this subsidiary as available-for-sale and, as of March 31, 2005, has reported them as discontinued operations. Although originally estimated to be a second quarter transaction, the sale of Terrill occurred on July 1, moving the expected financial and tax impact at the time of sale to the third quarter. The company is not disclosing terms of the transaction.

“In applying our new strategic direction, which focuses on our communities and our clients, we identified the Terrill Agency as one that simply did not fit into the Old National Vision,” noted Bob Jones, Old National Bancorp President and CEO. “The Terrill Agency is a quality organization, but we have no current desire to expand our banking franchise into the St. Louis area. We are a community bank, and we are going to focus our energy and resources into the communities within our current footprint. We believe this use of capital will provide the best return to our shareholders.”

“Our plan is to focus on and expand markets we currently serve and look for opportunities to enter new markets when appropriate. In either case, the strategy is the same — serve markets in which both the bank and other business units such as insurance can complement each other and provide benefit to our clients,” said Jim Parsons, ONB Insurance Group President and CEO.

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With $8.8 billion in assets, Old National Bancorp is the largest financial services holding company headquartered in Indiana and ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued relationships with clients. Throughout the years, the company has expanded across its home state and into Illinois, Kentucky, Ohio and Tennessee. Focused on exceeding client expectations, the Old National team of financial professionals provides a broad range of services including retail and commercial banking, wealth management, insurance, and brokerage. For more information and financial trend data, please visit the company’s website at www.oldnational.com. The ONB Insurance Group was formed in 1923.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as “expects,” “intends,” “believes,” “anticipates,” and “should,” which are statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The transaction is subject to satisfaction of customary closing conditions. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in Old National Bancorp’s filings with the Securities and Exchange Commission. Old National undertakes no obligation to release revisions to these forward-looking statements or reflect events or conditions after the date of this release.

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